STORM CAT ENERGY CORPORATION
CHANGE IN CONTROL
SEVERANCE PAY PLAN

Storm Cat Energy Corporation (the “Company”), sets forth herein the terms of its Change in Control Severance Pay Plan (the “Plan”) as follows:

SECTION 1.        PURPOSE.

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company to encourage the continued employment with and dedication to the Company of certain of the Company’s and its Affiliates’ officers and employees in the face of potentially distracting circumstances arising from the possibility of a change in control of the Company, and the Board has established the Plan for this purpose.

SECTION 2.        DEFINITIONS.

(a)           “Accrued Obligations” means, with respect to an Employee, the sum of (1) the Employee’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Employee’s Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any accrued vacation pay, to the extent not theretofore paid.

(b)           “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as now in effect or as hereafter amended, including, without limitation, any subsidiary.

(c)           “Annual Base Salary” means- the annual base salary payable to the Employee by the Company and its Affiliates as of the Date of Termination.

(d)           “Annual Bonus” means, with respect to an Employee, the highest amount paid to the Executive as bonus payments in a single year during the last two full fiscal years prior to the Date of Termination (annualized in the event that the Employee was not employed by the Company for the whole of such fiscal year).

                      (e)           “Board” means the Board of Directors of the Company.

 (f)           “Cause” for termination of an Employee’s employment by the Company shall be deemed to exist if: (i) any conduct involving gross negligence, gross mismanagement, or the unauthorized disclosure of confidential information or trade secrets; (ii) dishonesty or a violation of the Company’s Code of Business Conduct or Insider Trading Policy that has a detrimental impact on the reputation, goodwill or business position of the Company or any of its Affiliates; (iii) gross obstruction of business operations or illegal or disreputable conduct by Employee that impairs the reputation, goodwill or business position of the Company or any of its Affiliates, including acts that violate any policy of the Company relating to discrimination or harassment; (iv) commission of a felony or a crime involving moral turpitude or the entrance of a plea of guilty or nolo contedere to a felony or a crime involving moral turpitude; or (v) Employee fails to cure, within 30 days after notice thereof, any injury to the economic or ethical welfare of Company caused by Employee’s inattention to Employee’s duties and responsibilities, or any material failure to comply with Company’s reasonable performance expectations.

(g)           “Change in Control” means any of the following to occur, provided that only the first such event to occur shall be a Change in Control for purposes of this Plan:

(1)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (g), the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Company; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; and (z) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2(g); or

(2)           Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)           Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4)           Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(h)           “Change in Control Date” means, with respect to a Change in Control Event, the date of consummation of the Change in Control relating to such Change in Control Event.

(i)           “Change in Control Event” means the earlier to occur of (i) a Change in Control or (ii) the execution and delivery by the Company of an agreement providing for a Change in Control.

(j)           “Change in Control Period” means the period commencing upon the first Change in Control Event to occur within the meaning of this Plan and ending one year after the Change in Control Date relating to such Change in Control Event.

(k)           “Company” means Storm Cat Energy Corporation or, from and after a Change in Control of the Company, the successor to the Company in any such Change in Control.

(l)           “Comparable Position” means both (1) a job of similar duties with the Company or its Affiliate and (2) a job with pay and benefits at a level that would not give rise to Good Reason under this Plan.

                      (m)           “Date of Termination” means the effective date of termination of the Employee’s employment with the Company and all of its Affiliates.

(n)           “Disability” means a termination of employment as a result of the fact that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can reasonably be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months.

(o)           “Employee” means a regular full-time employee of the Company or any of its Affiliates at the time of a Change in Control Event, other than any employee whose employment is subject to a collective bargaining agreement between the Company or an Affiliate and a collective bargaining unit.

(p)           “Good Reason” means: (1) any reduction in an Employee’s base salary, fringe benefits or bonus eligibility, except in connection with a reduction in such compensation generally applicable to peer employees of the Company; (2) an Employee has had his responsibilities or areas of supervision with the Company substantially reduced; or (3) an Employee is required to move his office more than 50 miles from the location where the office of the Employee was previously located.

(q)           “Code” means the Internal Revenue Code of 1986, as amended.

(r)           “Other Benefits” means, with respect to an Employee, any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates.

(s)           “Severance Period” means the number of months set forth on Schedule A for which benefits are provided pursuant to Section 4(a)(ii).

(t)           “Tier 1 Employee” means an Employee listed on Schedule B.

(u)           “Tier 2 Employee” means an Employee listed on Schedule C.

(v)           “Tier 3 Employee” means an Employee listed on Schedule D.

SECTION 3.         TERM.

This Plan shall be effective during the Change in Control Period; provided, however, that this initial term of the Plan shall be automatically extended, if necessary, so that this Plan remains in full force and effect until all payments required to be made hereunder have been made.  References herein to the term of this Plan shall include the initial term and any additional period for which this Plan is extended or renewed.

SECTION 4.        SEVERANCE BENEFITS FOLLOWING A CHANGE IN CONTROL.

(a)           Good Reason; Other Than for Cause.  If the Company terminates an Employee’s employment other than for Cause (including on account of Disability) or the Employee terminates employment on account of death or for Good Reason during the Change in Control Period:

(i)           The Company shall pay to the Employee the following amounts:

A.           the Accrued Obligations in a lump sum in cash within 10 business days of the Date of Termination;

B.           the severance benefits provided in Schedule A for Tier 1 Employees, Tier 2 Employees and Tier 3 Employees, respectively; provided, however, that the Employee has executed a Waiver and Release substantially in the form set forth in Schedule H, and the revocation period for such Waiver and Release has passed.

The Company shall pay the amounts provided in subparagraph (B) in a lump sum in cash within 10 business days of the Employee’s Date of Termination; providedfurther, that the Company shall provide the Employee with notice of employment termination and with a copy of the Waiver and Release sufficiently in advance of the Employee’s Date of Termination to satisfy the 21 or 45 day consideration period, as applicable, under the Waiver and Release.  All severance benefits provided to an Employee pursuant to subparagraph (B) of this Section 4(a)(i) shall be (1) contingent on consummation of the Change in Control, (2) reduced and/or offset by any notice, payments or benefits to which the Employee may be entitled under the federal Worker Adjustment and Retraining Notification (“WARN”) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law, and (3) reduced and/or offset by any payments or benefits to which the Employee may be entitled under an employment or other agreement with the Company or an Affiliate.

The mere occurrence of a Change in Control shall not be treated as a termination of an Employee’s employment under this Plan, nor shall the mere transfer of an Employee’s employment between the Company and/or any of its Affiliates be treated as a termination under this Plan.  Further, an Employee shall not be eligible for any severance benefits provided in subparagraph (B) of this Section 4(a)(i) if, after the Change in Control Event, the Employee is terminated as a result of an acquisition, sale, spin-off or other business transaction of the Company or its Affiliate in connection with which (1) the successor party agrees for the remaining duration of the Change in Control Period, and agrees to cause its applicable affiliate, to provide severance benefits at least equal to those provided under this Plan, and (2) the Employee either is offered continued employment with the successor party or its affiliate in a Comparable Position to the one held by the Employee immediately prior to his or her Date of Termination or declines an interview for such a Comparable Position.

Anything in this Plan to the contrary notwithstanding, if, as a result of termination of an Employee’s employment with the Company, the Employee would receive any payment that, absent the application of this paragraph of Section 4(a)(i), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Employee’s Date of Termination, (2) the Employee’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax.

(ii)           With respect to Tier 1 Employees and Tier 2 Employees only, for the Severance Period after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Employee and/or the Employee’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates for medical, prescription, and dental benefits to the extent applicable generally to other peer employees of the Company and its Affiliates, as if the Employee’s employment had not been terminated and with the same the level of monthly Employee contribution as applicable prior to termination of employment; provided, however, that if the Employee becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.   The continuation coverage under this Section 4(a)(ii) shall count towards the obligation of the Company or an Affiliate to provide COBRA continuation coverage.

(iii)           To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee all Other Benefits.

(b)           Cause; Other Than for Good Reason.  If the Employee’s employment is terminated for Cause during the Change in Control Period or the Employee voluntarily terminates employment without Good Reason, the Employee shall only be entitled to the following payments: (i) his Annual Base Salary through the Date of Termination and (ii) Other Benefits through the Date of Termination, in each case to the extent theretofore unpaid.

(c)           Tax Gross-Up Payment; Parachute Limitation.  The Company shall provide a tax gross-up on the terms set forth in Schedule E to Tier 1 Employees and Schedule F to Tier 2 Employees entitled to severance benefits under Section 4(a).  Tier 3 Employees entitled to severance benefits pursuant to Section 4(a) shall be subject to the parachute limitation set forth in Schedule G.

SECTION 5.        EFFECT ON EQUITY COMPENSATION.

Immediately prior to a Change in Control, all equity compensation grants made to an Employee by the Company that are outstanding at the time of such Change in Control shall be accelerated and vest 100%.  Accordingly, all stock options shall be exercisable at such time in accordance with their terms. This Plan is intended to amend all equity compensation grants previously awarded to Employees to accelerate vesting as described above to the extent vesting would not otherwise be accelerated under the terms of such equity compensation grants.

SECTION 6.        CONFIDENTIALITY.

An Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates, and their respective businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company or any of its Affiliates and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Plan).  After the Employee’s Date of Termination, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

SECTION 7.        EXPENSES.

The Company shall pay any and all reasonable legal fees and expenses incurred by an Employee in seeking to obtain or enforce, by bringing an action against the Company, any right or benefit provided in this Plan if the Employee is successful in whole or in part in such action.

SECTION 8.        WITHHOLDING.

Notwithstanding anything in this Plan to the contrary, all payments required to be made by the Company hereunder to an Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Company is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.

SECTION 9.         NO DUTY TO MITIGATE.

An Employee’s payments received hereunder shall be considered severance pay in consideration of past service, and pay in consideration of continued service from the date hereof and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment.

SECTION 10.        AMENDMENT, SUSPENSION OR TERMINATION.

This Plan may be amended, suspended or terminated at any time by the Board; provided, however, that, following the Change in Control Date, the Board may not amend, suspend or terminate this Plan in any manner that impairs the rights of participants without the consent of all Employees then subject to the Plan.

SECTION 11.        GOVERNING LAW.

This Plan shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Colorado, excluding the choice of law rules thereof.

SECTION 12.        SEVERABILITY.

If any part of any provision of this Plan shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.

SECTION 13.        DISCLAIMER OF RIGHTS.

No provision in this Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

SECTION 14.        CAPTIONS.

The use of captions in this Plan is for the convenience of reference only and shall not affect the meaning of any provision of this Plan.

SECTION 15.        NUMBER AND GENDER.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

SECTION 16.        SECTION 409A.

It is the intention of the parties that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Plan with the goal of giving the Employees the economic benefits described herein in a manner that does not result in such tax being imposed.

SECTION 17.        PLAN ADMINISTRATION.

The Plan shall be administered by the Company (the “Plan Administrator”).  The Plan Administrator shall be responsible for maintaining records, determining eligibility and making decisions with respect to claims for benefits.  The Plan Administrator shall adopt such rules for the administration of the Plan as it considers desirable, and may construe the Plan, correct defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan.  Any actions taken pursuant to this paragraph are discretionary actions of the Plan Administrator, and shall be conclusive and binding on all parties, subject to the claims procedure in Section 18.

SECTION 18.        CLAIMS PROCEDURE.

Any claims concerning eligibility, participation, benefits or other aspects of the Plan must be submitted in writing and directed to the Plan Administrator within 30 days of receipt of the disputed benefit (or, if no benefit was received, the date the claimant believes the benefit should have been received).  The Plan Administrator shall notify the claimant of the Plan’s denial of a claim, in whole or in part, within a reasonable period of time, but no later than 90 days after the receipt of the claim, unless special circumstances require an extension of time.  If an extension of time is required, written notice shall be furnished to the claimant within 90 days of the date the claim was filed, stating the special circumstances requiring an extension and a date by which a decision on the claim can be expected, which will be no more than 180 days from the date the claim was filed.

If a claim is denied, in whole or in part, the Plan Administrator shall provide the claimant with written or electronic notification of such denial.  Any electronic notification shall comply with the standards imposed by 29 C.F.R. § 2520.104b-1(c)(1)(i),(iii) and (iv).  Such notice will state:

(a)	The specific reason or reasons for denial of the claim;

(b)	A specific reference to the pertinent Plan provision or provisions upon which denial is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)
A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review.

A claimant whose claim has been denied, in whole or in part, may appeal the denial, act or omission.  A claimant’s petition for appeal must be in writing and state:

(1)	The claimant’s name and address;

(2)	The fact that claimant is disputing a denial of claim or the Plan Administrator’s act or omission;

(3)	The denial notice’s date; and

(4)	The reason or reasons, in clear and concise terms, for disputing the denial or the Plan Administrator’s act or omission.

The claimant must deliver the appeal petition to the Plan Administrator within 60 days after receiving the denial notice or the Plan Administrator’s act or omission.  Failure to file an appeal petition within the 60-day period waives the claimant’s rights to an appeal.

Prior to the deadline above, the claimant may submit relevant documents, records, written comments and other information to the Plan Administrator.  The Plan shall provide to the claimant, upon request, and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.  The Plan Administrator shall provide for a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether such information was submitted or considered in the initial determination.

The Plan Administrator shall render a decision on the claim on review promptly, but not later than 60 days after the receipt of the claimant’s request for review, unless such special circumstances (such as a need to hold a hearing, if necessary), require an extension of time for processing, in which case the 60 day period may be extended to 120 days.  The Plan Administrator shall notify the claimant in writing of any such extension, and the extension notice shall indicate the circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.  The Plan Administrator shall provide a claimant with written or electronic notification of the Plan’s benefit determination upon review.  Any electronic notification shall comply with the standards imposed by 29 C.F.R. § 2520.104b-1(c)(1)(i), (iii) and (iv).  In the case of a denial on review, the notification shall set forth, in a manner calculated to be understood by the claimant, the following:

(x)	The specific reason or reasons for the denial;

(y)	Reference to the specific plan provision or provisions on which the benefits determination is based; and

(x)
A statement that the claimant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

A claimant shall not have the right to bring a civil action against either the Plan or the Plan Administrator for a claim for benefits until the claimant has completely exhausted the procedures set forth in this Section 18.

SECTION 19.        STATEMENT OF ERISA RIGHTS OF PLAN PARTICIPANTS.

Participants in the Plan are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”).  ERISA provides that all Plan participants shall be entitled to:

1.
Examine, without charge, at the Plan Administrator’s office and at other specified locations such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor.

2.	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people and organizations responsible for the operation of the Plan are called “fiduciaries” of the Plan.  Under ERISA, the fiduciaries have a duty to operate the Plan prudently and in the exclusive interest of the Plan participants and beneficiaries.  No one, including an Employee’s employer or any other person, may fire an Employee or otherwise discriminate against an Employee in any way to prevent him or her from obtaining a benefit or exercising his or her rights under ERISA.  If an Employee’s claim for a benefit under the Plan is denied, in whole or in part, he or she must receive a written explanation of the reason for the denial.  An Employee has the right to have the Plan Administrator review and reconsider his or her claim.  Under ERISA, there are steps an Employee can take to enforce the above rights. For instance, if an Employee requests materials from the Plan Administrator and does not receive them within 30 days, he or she may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the material and pay the Employee up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If an Employee has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if an Employee is discriminated against for asserting his or her rights, the Employee may seek assistance from the U.S. Department of Labor, or he or she may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If the Employee is successful, the court may order the person he or she sued to pay these costs and fees.  If the Employee loses, the court may order the Employee to pay these costs and fees, for example, if it finds the claim is frivolous. If an Employee has any questions about the Plan, he or she should contact the Plan Administrator.  If an Employee has any questions about this statement or about his or her rights under ERISA, or if an Employee needs assistance in obtaining documents from the Plan Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  An Employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 20.        NON-ALIENATION.

No benefit under the Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so shall be void.

SECTION 21.        FUNDING.

Plan benefits are not paid from a trust or similar funding arrangement.  The Plan is self-funded by the Company.

SECTION 22.        OTHER PLAN INFORMATION.

(a)Plan Sponsor:	Storm Cat Energy Corporation 1125 17th Street, Suite 2310 Denver, Colorado 80202 (303) 991-5070
(b)Employer Identification Number:	_______________
(c)Agent For Service of Legal Process:	Storm Cat Energy Corporation 1125 17th Street, Suite 2310 Denver, Colorado 80202 (303) 991-5070
(d)Plan Year:	January 1st to December 31st
(e)Effective Date:	________ __, 2007
(f)Type of Plan:
The Plan is an employee welfare benefit plan designed to provide severance benefits to certain eligible employees whose employment with the Company terminates under certain prescribed conditions.  Benefits under this type of plan are not insured by the Pension Benefit Guaranty Corporation.

(g)Plan Number:	5___
(h)Plan Administrator:	Storm Cat Energy Corporation 1125 17th Street, Suite 2310 Denver, Colorado 80202 (303) 991-5070

*  *  *  *  *

This Plan was duly adopted and approved by the Board of Directors as of the 19th day of September, 2007.

/s/ Paul Wiesner
                                Secretary of the Meeting

Schedule A
Severance Benefits

If the Employee is a Tier 1 Employee, the amount equal to: (a) two times (b) the sum of the Employee’s (x) Annual Base Salary and (y) Annual Bonus.  For purposes of Section 4(a)(ii), the Severance Period for a Tier 1 Employee shall be eighteen months.  The tax gross-up applicable to Tier 1 Employees is set forth in Schedule E.

If the Employee is a Tier 2 Employee, the amount equal to: (a) one time (b) the sum of the Employee’s (x) Annual Base Salary and (y) Annual Bonus.  For purposes of Section 4(a)(ii), the Severance Period for a Tier 2 Employee shall be twelve months.  The tax gross-up applicable to Tier 2 Employees is set forth in Schedule F.

If the Employee is a Tier 3 Employee, the amount equal to one-twelfth of the Employee’s Annual Base Salary (the “Monthly Compensation”) for each consecutive month period of service with the Company and its Affiliates (rounded to the nearest month), up to a maximum severance benefit of eleven times the Employee’s Monthly Compensation and a minimum severance benefit of two times the Employee’s Monthly Compensation.  The parachute limitation applicable to Tier 3 Employees is set forth in Schedule G.

Schedule B
Tier 1 Employees

Chief Executive Officer
President
Chief Operating Officer
Chief Financial Officer

Schedule C
Tier 2 Employees

All Employees that are not Tier 1 Employees and that have been employed by the Company (or any Affiliate thereof) for at least 12 consecutive months.

Schedule D
Tier 3 Employees

All Employees that are not Tier 1 Employees and that have NOT been employed by the Company (or any Affiliate thereof) for at least 12 consecutive months.

Schedule E
Tax Gross-Up Payment for Tier 1 Employees

A.           Gross-Up Payment.  If, during the term of the Plan, there is a Change in Control of the Company that causes any payment or distribution by the Company to or for the benefit of the Tier 1 Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Schedule E) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax, together with any interest or penalties incurred by the Tier 1 Employee with respect to such excise taxes, the “Excise Tax”), then the Tier 1 Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount equal to the Excise Tax imposed upon such Payments and the Excise Tax imposed upon the Gross-Up Payment.

B.           Determination of the Gross-Up Payment.  Subject to the provisions of Section C of this Schedule E, all determinations required to be made under this Schedule E, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Tier 1 Employee (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Tier 1 Employee within 15 business days of the receipt of notice from the Tier 1 Employee that there has been a Payment with respect to which the Tier 1 Employee in good faith believes a Gross-Up Payment may be due under this Schedule E, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Schedule E, shall be paid by the Company to the Tier 1 Employee within five days of the later of (1) the due date for the payment of any Excise Tax and (2) the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Employee.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to this Schedule E and the Tier 1 Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Tier 1 Employee or for the Tier 1 Employee’s benefit.  The previous sentence shall apply, with the necessary adjustments, to any overpayment of a Gross-Up Payment.

C.           Procedures.  The Tier 1 Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 10 business days after the Tier 1 Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Tier 1 Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Tier 1 Employee in writing prior to the expiration of such period that it desires to contest such claim, the Tier 1 Employee shall:

(1)           give the Company any information reasonably requested by the Company relating to such claim,

(2)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3)           cooperate with the Company in good faith in order effectively to contest such claim, and

(4)           permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contests and shall indemnify and hold the Tier 1 Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Schedule E, the Company shall control all proceedings taken in connection with such contests and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Tier 1 Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Tier 1 Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Tier 1 Employee to pay such claim and sue for a refund, to the extent permitted by law, the Company shall advance the amount of such payment to the Tier 1 Employee on an interest-free basis (which shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid) and shall indemnify and hold the Tier 1 Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and providedfurther that any extension of the statute of limitations relating to payment of taxes for the Tier 1 Employee’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Tier 1 Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

D.           Refund.  If, after the receipt by the Employee of an amount advanced by the Company pursuant to this Schedule E, the Tier 1 Employee becomes entitled to receive any refund with respect to such claim, the Tier 1 Employee shall (subject to the Company complying with the requirements of this Schedule E) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the Tier 1 Employee receives an amount advanced by the Company pursuant to this Schedule E, a determination is made that the Tier 1 Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Tier 1 Employee in writing of its intent to contest such denial of refund with respect to such claim and the Company does not notify the Tier 1 Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Schedule F
Tax Gross-Up Payment for Tier 2 Employees

A.           Gross-Up Payment.  If, during the term of the Plan, there is a Change in Control of the Company that causes any payment or distribution by the Company to or for the benefit of the Tier 2 Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Schedule F) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax, together with any interest or penalties incurred by the Tier 2 Employee with respect to such excise taxes, the “Excise Tax”), then the Tier 2 Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount equal to the Excise Tax imposed upon such Payments and the Excise Tax imposed upon the Gross-Up Payment.

B.           Determination of the Gross-Up Payment.  Subject to the provisions of Section C of this Schedule F, all determinations required to be made under this Schedule F, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Tier 2 Employee (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Tier 2 Employee within 15 business days of the receipt of notice from the Tier 2 Employee that there has been a Payment with respect to which the Tier 2 Employee in good faith believes a Gross-Up Payment may be due under this Schedule F, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Schedule F, shall be paid by the Company to the Tier 2 Employee within five days of the later of (1) the due date for the payment of any Excise Tax and (2) the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Employee.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to this Schedule F and the Tier 2 Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Tier 2 Employee or for the Tier 2 Employee’s benefit.  The previous sentence shall apply, with the necessary adjustments, to any overpayment of a Gross-Up Payment.

C.           Procedures.  The Tier 2 Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 10 business days after the Tier 2 Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Tier 2 Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Tier 2 Employee in writing prior to the expiration of such period that it desires to contest such claim, the Tier 2 Employee shall:

(1)           give the Company any information reasonably requested by the Company relating to such claim,

(2)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3)           cooperate with the Company in good faith in order effectively to contest such claim, and

(4)           permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contests and shall indemnify and hold the Tier 2 Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Schedule F, the Company shall control all proceedings taken in connection with such contests and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Tier 2 Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Tier 2 Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Tier 2 Employee to pay such claim and sue for a refund, to the extent permitted by law, the Company shall advance the amount of such payment to the Tier 2 Employee on an interest-free basis (which shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid) and shall indemnify and hold the Tier 2 Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and providedfurther that any extension of the statute of limitations relating to payment of taxes for the Tier 2 Employee’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Tier 2 Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

D.                      Refund.  If, after the receipt by the Employee of an amount advanced by the Company pursuant to this Schedule F, the Tier 2 Employee becomes entitled to receive any refund with respect to such claim, the Tier 2 Employee shall (subject to the Company complying with the requirements of this Schedule F) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the Tier 2 Employee receives an amount advanced by the Company pursuant to this Schedule F, a determination is made that the Tier 2 Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Tier 2 Employee in writing of its intent to contest such denial of refund with respect to such claim and the Company does not notify the Tier 2 Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid

Schedule G
Parachute Limitation Applicable to Tier 3 Employees

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Tier 3 Employee with the Company or any Affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Tier 3 Employee (including groups or classes of Tier 3 Employee or beneficiaries of which the Tier 3 Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Tier 3 Employee (a “Benefit Arrangement”), if the Tier 3 Employee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any benefit provided under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Tier 2 Employee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Tier 3 Employee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Tier 3 Employee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Tier 3 Employee without causing any such payment or benefit to be considered a Parachute Payment.  In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Tier 3 Employee under any Other Agreement or any Benefit Arrangement would cause the Tier 3 Employee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Tier 3 Employee as described in clause (ii) of the preceding sentence, then the Tier 3 Employee shall have the right, in the Tier 3 Employee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Tier 3 Employee under this Plan be deemed to be a Parachute Payment.

Schedule H
Waiver and Release Agreement

THIS WAIVER AND RELEASE AGREEMENT is entered into as of ___________, 200_ (the “Effective Date”), by _____________ (the “Employee”) in consideration of the severance payments provided to the Employee by Storm Cat Energy Corporation (“Company”) pursuant to the Storm Cat Energy Corporation Change in Control Severance Pay Plan (the “Severance Payment”).

1.           Waiver and Release.  The Employee, on his or her own behalf and on behalf of his or her heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his or her signing of the Waiver and Release Agreement, concerning his or her employment or separation from employment.  This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.

The Employee understands that by signing this Waiver and Release Agreement he or she is not waiving any claims or administrative charges which cannot be waived by law.  He or she is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his or her behalf arising out of or related to his or her employment with and/or separation from employment with the Company.

The Employee further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Waiver and Release Agreement.

2.           Acknowledgments.  The Employee is signing this Waiver and Release Agreement knowingly and voluntarily.  He or she acknowledges that:

(a)	He or she is hereby advised in writing to consult an attorney before signing this Waiver and Release Agreement;

(b)
He or she has relied solely on his or her own judgment and/or that of his or her attorney regarding the consideration for and the terms of this Waiver and Release Agreement and is signing this Waiver and Release Agreement knowingly and voluntarily of his or her own free will;

(c)	He or she is not entitled to the Severance Payment unless he or she agrees to and honors the terms of this Waiver and Release Agreement;

(d)
He or she has been given at least [twenty-one (21)] [forty-five (45)] calendar days to consider this Waiver and Release Agreement, or he or she expressly waives his or her right to have at least [twenty-one (21)] [forty-five (45)] days to consider this Waiver and Release Agreement;

(e)
He or she may revoke this Waiver and Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer.  He or she further understands that this Waiver and Release Agreement is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he or she revokes this Waiver and Release Agreement within the seven (7) day revocation period, he or she will not receive the Severance Payment;

(f)
He or she has read and understands the Waiver and Release Agreement and further understands that it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his or her signing of this Waiver and Release Agreement that he or she may have against the Employer; and

(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Waiver and Release Agreement.

3.           No Admission of Liability.  This Waiver and Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Employee, and the Employer expressly denies that any wrongdoing has occurred.

4.           Entire Agreement.  There are no other agreements of any nature between the Employer and the Employee with respect to the matters discussed in this Waiver and Release Agreement, except as expressly stated herein, and in signing this Waiver and Release Agreement, the Employee is not relying on any agreements or representations, except those expressly contained in this Waiver and Release Agreement.

5.           Execution.  It is not necessary that the Employer sign this Waiver and Release Agreement following the Employee’s full and complete execution of it for it to become fully effective and enforceable.

6.           Severability.  If any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.

7.           Governing Law.  This Waiver and Release Agreement shall be governed by the laws of the State of Colorado, excluding the choice of law rules thereof.

8.           Headings.  Section and subsection headings contained in this Waiver and Release Agreement are inserted for the convenience of reference only.  Section and subsection headings shall not be deemed to be a part of this Waiver and Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Waiver and Release Agreement as of the day and year first herein above written.

EMPLOYEE: